Exhibit 3.2

April 8, 2011

USCorp Articles of Incorporation As Amended

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.	Name of corporation:

USCORP	C4319-89

2.	The articles have been amended as follows (provide article numbers, if available):

ARTICLE IV
Shares
The amount of the authorized common stock of this corporation shall be eight hundred million (800,000,000) shares in two series, designated Series A and Series B. Series A shall have a par value of $.01 per share, all of which shall be entitled to voting power, one vote per share. Shareholders shall not have preemptive rights nor be entitled to cumulative voting in connection with the shares of the Corporation’s common stock. The total number of Series A common Stock shares which the Corporation shall have authority to issue shall be     …(Continued on next page)…

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is: greater than fifty-one percent (51%).

4. Effective date of filing (optional):	September 28, 2009
(must not be later than 90 days after the certificate is filed)

5. Officer Signature (Required):	/s/ Spencer Eubank
* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM 78.385 Amend 2007
Revised on: 01/01/07

USCorp Amendment to Articles of Incorporation	page 2

Five Hundred Fifty Million shares (550,000,000).

Series B Common Stock shall have a par value of $0.001 per share all of which shall not be entitled to voting power. Shareholders shall not have preemptive rights nor be entitled to any voting rights in connection with the shares of the Corporation’s Common Stock. Additional terms, conditions and character of those Series B Common Stock shares shall be fixed by the Board of Directors of the Corporation prior to the time any of such Series B Common Stock shares are issued by the Corporation. The total number of Series B Common Stock which the Corporation shall have authority to issue shall be Two Hundred Fifty Million shares (250,000,000).

The amount of the total authorized preferred stock of this Corporation shall be Eighty Million shares (80,000,000) in two series designated Series A and Series B.

Series A Preferred Stock shall be Voting Convertible Preferred shares and shall have a par value of $0.001 per share. Each share shall be convertible to eight (8) shares of Series A Common Stock with voting power, one (1) vote per share of Series A Common Stock. The terms, conditions and character of these Series A Preferred Stock shares shall be fixed by the Board of Directors of the Corporation prior to the time any of such Series A Preferred Stock shares are issued by the Corporation. The total number of Series A Preferred Stock which the Corporation shall have authority to issue shall be Thirty Million (30,000,000) shares.

Series B Preferred Stock shall be Non-Voting Convertible Preferred with a par value of $0.001 per share. The terms, conditions and character of these Series B Preferred Stock shares shall be fixed by the Board of Directors of the Corporation prior to the time any of such Series B Preferred Stock shares are issued by the Corporation. The total number of Series B Preferred Stock shares which the Corporation is authorized to issue shall be Fifty Million (50,000,000) shares.